Exhibit 99.1

News Release
For Release April 21, 2004
10:00 A.M.

Contact:  Joseph G. Sawyer, Senior Vice President & Chief Financial Officer or
                 Robin D. Brown, Senior Vice President & Director of Marketing
                 (803) 951- 2265

First Community Corporation Releases First Quarter Earnings

Lexington, S.C. April 21, 2004 – Today First Community Corporation (Nasdaq Small Cap, FCCO), the holding company for First Community Bank, reported financial results for the first quarter of 2004. Net income for the quarter was $422 thousand, a decrease of 6.2% as compared to the first quarter of 2003 net income of $450 thousand. Diluted earnings per share were $.25 for the first quarter of 2004 compared to $.27 in the first quarter of 2003, a decrease of 7.4%. Return on average assets was .8% for the first quarter of 2004 compared to .9% for the first quarter of 2003. Return on average equity was 8.6% for the first quarter of 2004 compared to 9.8% for the first quarter of 2003. Total assets were $220.2 million at the end of the first quarter of 2004, an increase of 3.1% over the first quarter of 2003 assets of $213.7 million. Shareholders’ equity at the end of the first quarter of 2004 was $20.1 million, an increase of 7.7% over the same period in 2003, which ended with shareholders’ equity of $18.6 million.

In addition to releasing first quarter earnings, the company also announced that the board of directors had approved a quarterly cash dividend. The company declared a $.05 per share dividend, payable May 17, 2004 to shareholders of record as of May 3, 2004.

Mike Crapps, president and chief executive officer commented on the company’s recent performance by saying, “Although first quarter 2004 earnings decreased slightly from first quarter 2003, this decrease was expected as a result of the bank’s continued investment in the costs associated with building the infrastructure to support our planned growth and continued branch expansion. This includes the addition of our Northeast banking office that opened last week and continues with the announcement of plans for a new banking office in the Red Bank area. The company continues to look for other opportunities for de novo branch expansion as the bank continues its focus to become the premier community bank in the Midlands.” Crapps continued, “Two significant events during the year thus far are our recently announced merger with DutchFork Bancshares and the continued quality growth in our loan portfolio at an annualized rate of 20%.”

First Community Corporation is the holding company for First Community Bank, a local community bank based in the midlands of South Carolina. Last week First Community Corporation and DutchFork Bancshares announced a definitive agreement to merge First Community Bank and Newberry Federal Savings Bank, which is anticipated to be completed in the third quarter of this year. First Community operates seven banking offices located in Lexington, Forest Acres, Irmo, Gilbert, Cayce – West Columbia, Chapin and Northeast. First Community Corporation stock trades on the NASDAQ Small Cap Market under the symbol “FCCO”.

Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, changes in general economic and business conditions and such other factors as are described in the company’s filings with the Securities and Exchange Commission.

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FIRST COMMUNITY CORPORATION
INCOME STATEMENT DATA
(Dollars in thousands, except per share data)

	Three months ended,
	March 31,
	2004	2003

Interest Income	$2,575	$2,510
Interest Expense	552	656

Net Interest Income	2,023	1,854
Provision for Loan Losses	66	52

Net Interest Income After Provision	1,957	1,802

Non Interest Income	378	309
Non Interest Expense	1,699	1,421

Income Before Taxes	636	690
Income Tax Expense	214	240

Net Income	$422	$450

Primary Earnings Per Share	$0.26	$0.28
Dilute Earnings Per Share	$0.25	$0.27

Average Number of Shares Outstanding	1,597,806	1,587,970
Return on Average Assets	0.8%	0.9%
Return on Average Equity	8.6%	9.8%
Net Interest Margin	4.2%	4.0%

BALANCE SHEET DATA
(Dollars in thousands, except per share data)

	At March 31,		December 31,
	2004	2003	2003
Total Assets	$220,213	$213,650	$215,029
Investment Securities	53,889	65,620	58,954
Loans	127,009	107,767	121,009
Allowance for Loan Losses	1,790	1,662	1,705
Total Deposits	187,405	187,306	185,258
Other borrowings	11,547	6,351	9,101
Shareholders' equity	20,054	18,622	19,509

Book Value Per Share	$12.55	$11.72	$12.21
Tangible Book Value Per Share	$12.10	$11.15	$11.74
Equity to Assets	9.1%	8.7%	9.1%
Loan to Deposit Ratio	67.8%	57.5%	65.3%
Allowance for Loan Losses/Loans	1.4%	1.5%	1.4%

	Three months ended
Average Balances:	March 31,
	2004	2003

Average Total Assets	$208,871	$202,196
Average Loans	124,383	103,995
Average Earning Assets	193,575	188,577
Average Deposits	178,070	175,294
Average Other Short Term Borrowings	9,930	7,132
Average Shareholders' Equity	19,803	18,601

Asset Quality
Nonperforming Loans	$80	$156
Net Charge-offs (recoveries)	$(18)	$(85)
Net Charge-offs to Average Loans	N/A	N/A

First Community Corporation, Post Office Box 64/ Lexington, SC 29071